Exhibit 10.2
RealNetworks, Inc.
Amendment No. 1 to the RealNetworks, Inc. 2000 Stock Option Plan,
as amended and restated on June 1, 2001
1.	A new Section 7.13 is added to the RealNetworks, Inc. 2000 Stock Option Plan, as amended and restated on June 1, 2001, to read as follows:
     “Section 7.13. Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders of this Section, the Administrative Committee may provide for, and the company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within 12 months of the date of such shareholder approval.”
     This Amendment No. 1 is effective on December 17, 2009, and was approved by the Board of Directors of RealNetworks, Inc. on July 24, 2009 and by the shareholders of RealNetworks, Inc. on September 21, 2009.